Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Terremark Worldwide, Inc.:
     We consent to the use of our reports dated June 11, 2010, with respect to the consolidated balance sheets of Terremark Worldwide, Inc. and subsidiaries (the Company) as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2010, and the effectiveness of internal control over financial reporting as of March 31, 2010, incorporated by reference herein.
Miami, Florida
August 25, 2010
Certified Public Accountants